UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-25909 (Commission File Number)	86-0931332 (IRS Employer Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California (Address of Principal Executive Offices)	92081 (Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Appointment of Directors

On March 13, 2014, the board of directors (the “Board”) of Flux Power Holdings, Inc. (the “Company”) increased the size of the Board to five (5) and appointed Timothy Collins, age 73, as director and executive chairman of the Board and Ronald Dutt, age 67, as director. Mr. Dutt is currently the Company’s Chief Executive Officer and interim Chief Financial Officer.

Mr. Collins has served as the President and Chief Executive Officer of Security Research Associates, Inc. (“SRA”), an institutional investment banking boutique, since 2012. From 2009 to 2012, Mr. Collins served as Managing Director for SRA. He is also the founder and has served as the President of KleenSpeed Technologies, Inc. (“KleenSpeed”), a company specializing in energy storage products and electric power systems, since 2007. Mr. Collins has specific experience with business leadership, banking, and research and development. Mr. Collins holds a bachelor’s degree from the University of Denver.

In connection with Mr. Collins’ appointment, the Board granted Mr. Collins (1) non-qualified stock options to purchase 1,000,000 shares of common stock of the Company (“Common Stock”) at an exercise price of $0.31 per share (the closing price of Common Stock on March 13, 2014), which are subject to vesting over a 2 year period in quarterly installments, and also (2) 100,000 shares of restricted Common Stock as a stock bonus valued at $31,000.

As previously disclosed in the Form 8-K filing on June 27, 2013, the Company has a non-binding letter of intent ("LOI") to acquire KleenSpeed ("Proposed Acquisition"), where Mr. Collins is a Director, President, and shareholder. The LOI contemplated that upon the successful closing of the Proposed Acquisition, KleenSpeed will become a wholly-owned subsidiary of the Company and the Company’s Board will be expanded from three members to five members with Mr. Collins joining the Board and assuming the role of Executive Chairman of the Company. In addition, the LOI contemplates that 11 million shares of the Company’s Common Stock (“Share Consideration”) will be issued to KleenSpeed shareholders upon closing as consideration for the purchase of KleenSpeed. Though the LOI is non-binding and the Board is still conducting its customary due diligence in connection with the Proposed Acquisition, the Board believed that it was in the best interest of the Company and its shareholders to appoint Mr. Collins as Executive Chairman due to the value and experience in that Mr. Collins brings. Mr. Collins is the largest shareholder of KleenSpeed, and if the Proposed Acquisition is consummated, Mr. Collins will receive the largest allocation of the Share Consideration issued to the shareholders of KleenSpeed in connection with the Proposed Acquisition. The Proposed Acquisition is still being considered by the Board and Mr. Collins will recluse himself from any board actions relating to the Proposed Acquisition.

In addition, on March 12, 2014, prior to Mr. Collins joining the Board, the Company completed a $1.94 million private placement, in which SRA, where Mr. Collins is the Chief Executive Officer, President, Director, and shareholder, received $107,460 in cash and was issued a warrant to purchase 1,791,000 shares of the Company’s Common Stock at an exercise price of $0.06 for its services as private placement agent.

Except as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings with any other person pursuant to which Messrs. Dutt and Collins were appointed as directors. There are also no family relationships between Mr. Collins, Mr. Dutt and any of directors or executive officers. Except as disclosed in this Current Report on Form 8-K, Messrs. Dutt and Collins have no other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Additional Board Option Grants

As compensation for Board services provided to the Company, on March 13, 2014 the Board granted stock options to purchase 300,000 shares of Common Stock at an exercise price of $0.31 per share to each of the following directors: Messrs. Gevarges, Johnson and Anthony. The stock options vest over 2 years in quarterly installments and expire on March 13, 2024.

(e) Changes to Executive Officer’s Compensation

On March 13, 2014, the Board approved the 100% restoration of Mr. Dutt’s annual salary of $170,000 as previously agreed upon in Mr. Dutt's employment agreement dated December 11, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: March 19, 2014	/s/ Ronald F. Dutt
Ron Dutt, Chief Executive Officer and Interim Chief Financial Officer